Exhibit 99.1

Contacts
Ann Parker	Mike Smargiassi (investors)
Director of Corporate Communications	Ray Yeung (media)
LodgeNet Interactive Corporation	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
yeung@braincomm.com
LODGENET ENTERTAINMENT UNIFIES BUSINESS UNITS
UNDER NEW COMPANY NAME:
LODGENET INTERACTIVE CORPORATION
New Identity and Logo Reflect Company’s Mission to Create and Deliver New Innovative Solutions to
Connect, Inform and Entertain
New Identity Supports Company Focus on Strategic Growth Initiatives: High-Definition Television
Solutions, Broadband Internet Solutions, Professional Solutions and Advertising Media Solutions
     SIOUX FALLS S.D., January 15, 2008 — LodgeNet (NASDAQ: LNET) announced today that it has brought its business units together under the new name, LodgeNet Interactive Corporation. This decision was made in order to better align the company’s corporate identity with its strategic direction as a broadly-based provider of interactive media and connectivity services. With this announcement, the company is marking the completion of an important milestone in the integration of its On Command and StayOnline acquisitions into one unified corporate structure and name.
     Going forward, the company will unify its operations under the name LodgeNet Interactive, and it will no longer use the names StayOnline or On Command as part of its corporate identity. This integration reflects a major step in delivering on the company’s strategic plan to leverage the synergy and capabilities of the three organizations, forming the largest and most capable media and connectivity solutions provider dedicated to serving the needs of hospitality and other guest-based businesses.
     Also, as a part of this announcement, the company unveiled a new logo that provides a visual identity consistent with its future direction as a leader in the delivery of digital solutions. This visual identity and name change reflect LodgeNet Interactive’s commitment to its strategy of Expanding Networks and Integrating Solutions, and its focus on its four strategic growth initiatives that are central to its future direction: High-Definition TV Solutions, Broadband Solutions, Professional Solutions and Advertising Media Solutions.
     “The launch of our new name and logo represents our transformation from LodgeNet Entertainment, the leading provider of video-on-demand, to LodgeNet Interactive, the leading provider of interactive media and connectivity solutions for the industries we serve” said Scott C. Petersen, President and CEO of LodgeNet Interactive. “With this transformation and new identity, we will focus our broad set of competencies to deliver exciting and meaningful, new media and content solutions to our customers and their guests as technology continues to present new opportunities.”
     “The rapid growth of High-Definition Television, high-speed Internet and digital media in the consumer market means that hotel guests have evolving expectations for media and connectivity solutions within the guest room, and they believe that their in-room experience should be as good as or
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LodgeNet Entertainment Now LodgeNet Interactive Corporation	Page 2
better than at home” said Scott E. Young, Senior Vice President and CMO of LodgeNet Interactive. “Our new name and logo reinforce our focus on the future of interactive digital technology and our commitment to continue to be the most reliable and experienced provider of innovative solutions for the industry, now and in the future.”
     Over the past 27 years, LodgeNet has consistently proven itself to be a leader in the delivery of innovative media solutions for the hospitality industry. In recent years, the company has built on its leadership position through the development of the industry’s leading High-Definition television platform, the roll out of its advanced broadband solutions platform, GuestPass DirectorTM, and its implementation of a wide variety of customized interactive system and network developments for its customers in hospitality and healthcare. Examples of LodgeNet’s delivery of new media and connectivity solutions include:
•	Planning and implementation of the Hilton Sight+Sound RoomTM, including room configuration, technology integration and installation, custom content and network upgrades.

•	Implementation and support of Starwood’s “Scene@ Sheraton” program, which offers guests special access to exclusive content. This also included project consultation, custom system configuration and delivery of custom Sheraton programming.

•	Design and implementation of a customized High-Definition media solution for Hyatt Place HD, including overall project planning and design, installation of High-Definition technology and creation and integration of a custom guest connectivity center.

•	Design and implementation of numerous MATV systems in both healthcare and hospitality, including installations at The Waldorf=Astoria in New York, the Westin Arlington, and the Westin Boston Waterfront, as well as Sanford USD Medical Center (Sioux Falls, SD), Edward Hospital (Naperville, IL), Baylor Medical Center (Plano, TX), and THE HEART HOSPITAL Baylor Plano (Plano, TX).

•	Design and implementation of numerous high-speed data systems, and service support for over 225,000 rooms, including implementation of voice-over-WiFi services at Marriott Eastside and J.W. Marriott San Francisco.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. Other trademarks are the property of their respective owners.